Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

DELEK LOGISTICS PARTNERS, LP

This Certificate of Limited Partnership of Delek Logistics Partners, LP (the “Partnership”), dated April 23, 2012, has been duly executed and is filed pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership under the Act.

Article One

The name of the limited partnership is “Delek Logistics Partners, LP”

Article Two

The address of the Partnership’s registered office in the State of Delaware is 874 Walker Road, Suite C, Dover, Delaware 19904, County of Kent. The name of the Partnership’s registered agent for service of process in the State of Delaware at such address is United Corporate Services, Inc.

Article Three

The name and mailing address of the general partner are as follows:

Name	Mailing Address

Delek Logistics GP, LLC	7102 Commerce Way Brentwood, TN 37027

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of Delek Logistics Partners, LP as of the date first written above.

Delek Logistics GP, LLC, its General Partner

By:	/s/ Andrew J. Ericksen
Andrew J. Ericksen Authorized Person